Exhibit 99(c)(3)

Kent Rosenthal
Chief Financial Officer
Mercury Air Group, Inc.
5456 McConnell Avenue
Los Angeles, California 90066
March 8, 2005

Mr. Rosenthal:

In our recent discussions, you and your team highlighted the key, immediate challenges that Mercury Air Group now faces with respect to achieving Sarbanes-Oxley (SOX) compliance by year end 2005.

We are pleased to offer you our capabilities, and are well-prepared and uniquely qualified to address these needs as your service partner of choice. Our team feels strongly that we can drive your compliance initiative efficiently, quickly and cost-effectively. Our services will significantly deepen the limited resource base you currently have in place.

Additionally, we can help you realize significant benefits and maximize bottom-line results by further leveraging enterprise-wide business process improvements that begin with SOX compliance and continue to add value well after project completion—something you may not find when working with other partners.

Please review the enclosed Engagement Letter that defines our capabilities, plans and recommendations where your expressed needs are specifically concerned. In your interest, we address compliance with a focus on efficiency, productivity, positive integration with your internal teams and experts; and the best return on the effort. We feel this focus will help Mercury Air Group achieve compliance quickly in the coming months, while also increasing “big picture” clarity as you move beyond SOX.

We’re confident that partnering with Parson in this effort will allow you to achieve the outcome you are seeking and reap maximum long-term benefits. We look forward to discussing our proposal in greater detail with you on Tuesday, March 8, 2005 at 11:00 a.m.

Sincerely,

Mr. Michael Scanlon
Practice Director
Parson Consulting

mscanlon@parsonconsulting.com

Engagement letter
Sarbanes-Oxley – Section 404 compliance
This letter documents the terms on which we will provide the services set out below to you (“the Services”) and is in two parts. The main body of the letter deals with the specific engagement and the Appendix sets out our standard terms and conditions covering the legal and professional terms of our relationship.

The Engagement
Background
Mercury Air Group, Inc. seeks to achieve compliance with Sarbanes-Oxley Section 404 documentation and certification requirements, and to meet or exceed the minimum standards necessary to fulfill the requirements of the Sarbanes-Oxley Act of 2002 (“the Act”) by the end of the year 2005.

You have asked Parson Consulting to assist with certain elements of your Section 404 compliance program as described below.

Objectives and scope
The objective of the engagement is to assist you in preparing for your Section 404 compliance initiative. Parson Consulting’s role will be to:

•	Prepare a structured framework for Section 404 compliance, including scoping, documentation, testing and remediation activities (five distinct project phases)
•	Facilitate discussions with the external auditors regarding project structure and outputs
•	Conduct the documentation pilot for Accounts Payable at Mercury Air Group, Inc. locations in Los Angeles, CA, Colorado Springs, CO, and Mexico, including documentation and testing of key controls as identified by your management

The work is of a consultative nature. Accordingly, we will provide no opinion, attestation or other form of assurance with respect to our work or the information upon which our work is based. The procedures we will be performing will not constitute an examination or a review in accordance with generally accepted auditing standards or the attestation standards. We will not audit or otherwise verify the information supplied to us in connection with this engagement, from whatever source, except as may be specified in this Engagement Letter.

Client responsibilities
It is your responsibility to determine the procedures deemed necessary in connection with your compliance with the provisions of the Act and related SEC rules, to execute those procedures and to assess the results of your procedures and the adequacy thereof. We provide no opinion or other form of assurance with respect to your compliance with the Act, related SEC rules, or your procedures. We make no representation as to whether your procedures are sufficient for your purposes.

Our work should not be taken to supplant inquiries and procedures that you should undertake for the purposes of obtaining and using the information necessary in connection with your compliance with the provisions of the Act and the related SEC rules.

The overall definition and scope of the work to be performed as well as any related deliverables and documentation, and their adequacy in addressing your needs, is your responsibility. You are also responsible for the implementation of actions identified in the course of this engagement and results achieved from using any of Parson Consulting’s work or deliverables.

Survey
Our commitment to providing outstanding service and remaining at the forefront of expertise in a broad range of the critical business disciplines that our clients lead is directly supported by the information we receive about our own performance on every engagement. We value highly your input and your observations and act to incorporate your feedback.

To ensure we’re delivering the best service possible, we require that our clients commit to the completion of a review and performance survey at the end of a Parson engagement or project. Conducted by a reputable firm, Gantz Wiley Research, the survey process may include person-to-person interviews with Mercury executives and other internal project staff who were involved with our project.

References
We require that our clients commit to providing three (3) internal references who may be contacted directly regarding completed Parson engagements or projects at Mercury Air Group.

Remittance
In order for you to always be aware of fees incurred, we invoice weekly in arrears. All invoices are payable within 7 days of the invoice date.

Project Benefits
The benefits that you can expect to gain by engaging Parson Consulting to provide the services are:
•	Clear articulation of the tactics, priorities and expected outcomes of the compliance initiative
•	Organization of the initiative as a formalized project, increasing the probability of the project’s success
•	Significant experience of managing similar projects and our insights into best practice in other companies
•	Exclusive access to global thought leaders and compliance experts
•	Identification of opportunities for operational efficiency enhancements

Approach
To help clients meet their objectives with Section 404 compliance programs, Parson Consulting developed PROACT. This is a dynamic online tool developed by our expert Sarbanes-Oxley practitioners. It allows us to tailor our project approach to fit the specific needs of each client and to share knowledge and job aids. The engagement team will use the PROACT framework to conduct the engagement.

Parson Consulting expects to complete this project as depicted in the table that follows. There are a series of activities as documented in a detailed project plan to be completed during Phase 1 of the project.

The processes to be piloted will include the following sub-processes: vendor set up, vendor maintenance; invoice authentication; invoice approval; recording invoices; check processing; recording checks and Electronic Funds Transfer. Please note, tax reporting and other tax-related processes are set up separately from the pilot. The pilot process will include activities in proAct phases 3-5 for Accounts Payable including documentation, design gap analysis, initial remediation, testing, operating gap analysis and monitoring. Additional efficiencies in completing the pilot phase may be determined in the planning phase which may reduce the planned resources to complete the pilot.

Sarbanes-Oxley Section 404 Compliance		Core Resources:
Phase 1: Project Planning, Pilot Documentation		Practice Director: part time
Scoping		Engagement Manager: part time
Key Activities:		Consultants (varies: full time
☐	Draft project plan for Initial Phase
☐	Form joint project team and confirm roles, level of effort, and responsibilities as per project plan
☐	Kick-off project including introductory training on Sarbanes-Oxley
☐	Determine in-scope cycles, processes, and document scoping process
☐	Assemble and inventory relevant controls documentation for Pilot
☐	Finalize documentation format and methodology
☐	Construct Sarbanes Project Plan including events, timeline, and resources
☐	Determine need for Control Self-Assessment Questionnaire
☐	Draft a written narrative and create a flowchart, document and assess risks and controls, perform and document control testing plan for Pilot
☐	Complete gap analysis
Kick-off meeting with external auditor to obtain acceptance on scope, data capture and content, templates, control activities, testing parameters
Training Development
Key Activities:
☐	Develop documentation training materials as pilot occurs
☐	Transfer training material to Mercury’s representative

Project Management
Key Activities:
☐	Monitor project plan and facilitate project status/milestone meetings
☐	Finalize in-scope cycles, processes, locations, and accounts
☐	Complete high-level risk review
☐	Perform Project Management Office function for pilots

Phase 2: Documentation and Testing
Practice Director: part time Engagement Manager: part time Consultants (varies: full time
Key Activities:
☐	Launch documentation and testing effort utilizing Parson templates
Consultants each complete all process with in a few weeks
☐	Conduct interviews involving process owners and control activity owners as defined
☐	Draft a written narrative and create a flowchart, document and assess risks and controls, perform and document control testing plan
☐	Complete gap analysis and conduct testing
☐	Complete contemporaneous remediation
☐	Construct documentation library
☐	Secure external auditor acceptance of pilot results

Phases 3 through 5 of the Section 404 Compliance Project will include the activities listed below; however, the resources and duration are only estimated at this time, and will need to be fully validated. A high level project plan will be presented to Mercury at the end of Phase 1 planning which will define the duration and resource needs to complete the project.

Phase 3: Launch Detailed Control Documentation, and Testing		Practice Director: part time
Key Activities:		Engagement Manager: part time
☐	Monitor project plan and facilitate project status /milestone meetings	Consultants (varies: full time
☐	Coordinate documentation team of internal and external staff
☐	Lead routine Core Team meetings
☐	Launch documentation of control processes using agreed upon templates
☐	Compare controls to COSO or other standards
☐	Complete design gap analysis
☐	Prepare testing plans for controls that have no design gaps
☐	Review documentation results of control processes and recommend revisions or finalize, as required; address training needs
☐	Reinforce training and conduct training for new participants
☐	Provide guidance on Risk & Control Report
☐	Execute control testing
☐	Monitor and coordinate control testing efforts
☐	Classify control deficiencies as significant or material
☐	Construct documentation library and summarize results

Phase 4: Identify Gaps, Remediation Plan, and Design of On-Going Monitoring Approach		Practice Director: part time
Key Activities:		Engagement Manager: part time
☐	Monitor project plan and facilitate project status/milestone meetings	Consultants (varies: full time
☐	Review documentation results of all processes / revise and finalize, as required
☐	Address control gaps and evaluate severity
☐	Identify and select methods for remediation in remediation plan
☐	Secure external auditor acceptance (PwC)
☐	Design on-going monitoring approach for continuous evaluation
☐	Report to Steering Committee

Project Deliverables

The Parson Consulting deliverables will include Weekly Status Reports and Recommendations for Improvements within each phase, as well as:

Phase 1:
•	Project charter
•	Project plan
•	Pilot work plan
•	Documentation templates
•	Control process listing
•	Inventory of existing documentation
•	Scoping analysis
•	Control self assessment questionnaire
•	Training plan
•	Training materials
•	Issues log

Phase 2
•	Pilot documentation materials
•	Finalized scope analysis
•	Risk analysis

Additional deliverables in subsequent phases would include:

Phase 3:
•	Control documentation including:
•	Process descriptions
•	Flowcharts, if necessary
•	Control matrices
•	Testing plans
•	Control framework
•	Testing results

Phase 4:
•	Gap analyses
•	Recommended remediation steps
•	Steering committee and audit committee presentations

Phase 5:
•	Finalized documentation
•	Process improvement opportunities listing
•	Issues log

Team
The engagement team will comprise the following:

Practice Director – Michael J. Scanlon, on a part-time basis, will provide technical guidance to the team and be responsible for overall quality assurance and oversight for the engagement. He will participate in specific aspects of the engagement and critical meetings as required. In addition, he will help ensure that lessons learned on similar projects are incorporated into the effort for Mercury.

Engagement Manager – Jo-Ellen Boon, part-time. The Engagement Manager will manage the team and be the day-to-day technical resource and contact for Mercury Air Group. She will manage project logistics, troubleshoot issues, ensure that the timetable is maintained and key milestones are met. In addition, she will attend key meetings/interviews, interface with the project sponsor at Mercury, and be responsible for review of all deliverables.

Engagement Manager, IT – John Mason, part-time. John brings to the Parson team a combined 20 years of internal audit, information security, regulatory compliance, and process reengineering experience. His extensive experience includes oversight of financial institution operations, I.T. audit/security, and compliance; and John has also provided both internal audit and information security consulting. His past consulting engagements include leading, managing, and providing services to the Financial, Pharmaceutical, Entertainment, Education, and Communications industries as well as many others.

Consultants – (7) full-time. Consultants are the Parson team members and process or subject matter experts who will carry out the detailed work on the engagement.

Duration of engagement (Phases 1-5)
The engagement will commence on or around June 13, 2005 and end on or around September 3, 2005 any extension to the engagement will be agreed in writing with you.

Fees
Our fees are invoiced on a time incurred basis. Please note, all fees and hourly estimates were developed in good faith using the project scoping results provided directly by your current consulting resource. While we do not foresee major discrepancies based on the information you have provided at this time, in the interest of honest and open dialogue, we feel it is important to emphasize our basis source.

Our professional fees for the Sarbanes-Oxley 404 core resources (Practice Director, Engagement Manager and five Consultants) would be fixed at a weekly rate of $53,697 exclusive of out-of-pocket expenses, billed weekly throughout the project. Based on the foregoing, the total estimated professional fees for core resources for Phases 1-5 is $698,064.00.

Please note, Phase 5-Remediation activities may incur additional costs as they will need to be revalidated upon completion of Phase 4 testing activities.

This fee estimate is not an agreement to perform the Services within a fixed time or for a fixed fee and is necessarily based on the assumption that the information and client personnel necessary for us to perform the Services are available within the agreed time frame.

In order for you to always be aware of fees incurred, we invoice weekly in arrears. All invoices are payable within 7 days of the invoice date.

Assumptions
The project schedule, staffing levels and fee estimates are based on information provided by you. Should this prove to be inaccurate we will assess the impact of the matter and discuss this with you.

You will provide the engagement team with any information pertinent to its financial reporting and audit activities. Such information will include (but is not limited to) the prior year’s audit report and management letter.

You will provide feedback on the project deliverables within three business days. If feedback is not received within this period, then you will be deemed to have accepted the deliverable. We will provide a review and approval form to evidence this acceptance. We will not be responsible for delays to the timetable caused by the unavailability of your staff.

•	Completion of work does not constitute a guarantee of favorable attestations by the external auditor or bank examiners.

•	We do not warrant that our work will ensure that material information relevant to your business is made known to management by others within your internal control environment.

Furthermore:
•	All direct travel expenses relating to the performance of this engagement including, but not limited to, airfare, meals, lodging, transportation, telephone and other incidentals, will be billed in addition to the professional fees quoted above. Parson Consulting will use its best efforts to locate local resources and limit the amount of travel required.
•	Parson consultants will have access to Mercury’s personnel for interviews, inquiries, issue resolution, review of documentation, and status meetings
•	All subsidiaries with revenue and assets below 3% of consolidated totals are excluded from the scope of the project

Our Differentiators
Parson is clearly differentiated from other consulting firms:

•	Sarbanes – Oxley Expertise — Parson is well positioned to help Mercury Air Group, Inc. achieve its SOX 404 goals. We have partnered with over 150 clients in delivering Sarbanes-Oxley compliance, and have a proven approach and comprehensive methodology that ensures results.

•	Non-conflict consulting—Parson does not undertake any external or internal audit work and it therefore provides consulting services free of any associated conflicts of interest. In addition, Parson is not tied through partnerships with any specific package vendor. We prefer to maintain minimal relationships with all technology vendors. Many professional advisors and consulting firms act as value added resellers (VARs) of solutions and therefore cannot demonstrate their independence.

•	Significant real-world finance experience—We employ experienced consultants who can demonstrate many years of professional finance and accounting. Our firm specializes only in financial management consulting.

•	Implementation experience—Diagnosis, design and implementation of financial processes and systems selection are core services offered by Parson. Our consultants have many years’ experience of advising, designing, running and managing group accounting departments in large corporations. We also have a successful history of collaborating with every major external audit firm.

•	Blended skills—The profiles of our consultants include both functional and operational management consulting experience. They possess industry and subject matter knowledge as well as accounting, reporting and technical expertise enabling them to identify opportunities for meaningful operational improvements. We feel it is extremely important for our consultants to have experienced first hand the daily challenges facing our clients.

Standard terms and conditions
The standard terms are set out in the Appendix to this letter. If there is a conflict between the terms contained in this letter and our standard terms in the Appendix, the latter shall prevail.

This letter and the Appendix together comprise the entire contract (the “Engagement Letter”) relating to the provision of the Services and supersede all previous contracts. There are no other express or implied terms, whether orally or in writing.

In order to confirm our involvement in this engagement and your acceptance of these terms please sign and return a copy of this Engagement Letter.

Yours sincerely,

Michael J. Scanlon
Practice Director

We agree to engage Parson Consulting LLC in accordance with the terms of the Engagement Letter.

Signed for and on behalf of Mercury Air Group, Inc.

Position

Date

Appendix 1: Standard Terms and Conditions

Definitions
“Client” – The legal entity to which the Engagement Letter is addressed
“Parson” – Parson Consulting LLC
“Engagement Letter” – the Engagement Letter which incorporates these standard terms and conditions

1.	Engagement terms
All work by Parson for Client will be in accordance with the Engagement Letter or any subsequent written variation agreed by Parson.
Should Parson encounter issues or circumstances, which are beyond the scope set out in the Engagement Letter, we will notify Client of such circumstances as they arise and will not incur additional costs and expenses without Client’s prior consent.

2.	Fees
The fees agreed in the Engagement Letter are based on the amount of time we will dedicate to the engagement. Fees will be for the value of services provided together with re-chargeable out-of-pocket expenses incurred in delivering the services and may be subject to sales, use and or consumption tax. Without limiting its rights or remedies, Parson shall have the right to halt or terminate entirely its services until payment is received on past due invoices. Parson reserves the right to charge interest on overdue amounts at an annual rate of 4 per cent over the highest prime rate in the domestic United States as reported in the money rate section of the Wall Street Journal, in the edition covering the mid West.

3.	Team
It is our practice to maintain the composition of teams throughout an engagement. However, if you are ever not content with an individual member, please do not hesitate to contact us. We undertake to address your concerns and, if need be, change the member of the team. Occasionally, it is necessary for us to change members of our team due to illness, pre-planned vacations and other reasons. We will endeavor to manage such transitions in discussion with you to minimize any inconvenience.

4.	Quality control
At the commencement of the engagement we will agree dates and times for regular brief review meetings to address the progress of our work and to allow you and us to raise any issues arising. Typically, we prefer weekly meetings so that the momentum of the engagement can be maintained throughout the project.

If you are ever dissatisfied with the service you are receiving, then in the first instance immediately contact the senior member of the engagement team. If you remain dissatisfied please contact Rick Fumo – President on 312 578 1170.

5.	Confidentiality
Parson acknowledges that it may receive or come into contact with client confidential information during the performance of the engagement. Save as required by law, regulation or regulatory authorities, Parson agrees to hold such confidential information in confidence provided that Client marks as confidential such information which is provided to Parson. To the extent practicable in the circumstances, Parson will give reasonable advance notice of any intended disclosure of confidential information providing an opportunity to Client (at its own cost) to challenge the same. Parson shall be entitled to retain a file copy of such confidential information provided that it will maintain the information in a confidential manner.

Client agrees that Parson may quote Client’s name as a client unless Parson has been informed in writing that it wishes its name not to be used in this way.

6.	Access to records and Client staff
Client shall cooperate with Parson in the performance of the engagement, including, without limitation, providing Parson with timely access to data, information, and personnel of client. Client shall remain responsible for the performance of its employees and agents and for the accuracy and completeness of data and information provided to Parson for the purposes of the engagement. If there are delays or other hindrances in obtaining information necessary for our engagement, we shall first inform client in our regular update meeting so that the problem can be overcome. Insofar as delays continue, Parson will incur extra time costs which are payable by Client at our standard rates.

7.	Limitation of Liability and Indemnity
Parson’s maximum aggregate liability in respect of the engagement arising for any reason relating to services rendered under the Engagement Letter shall be limited to the fees paid for these services. In the event of a claim by a third party relating to services under the Engagement Letter, Client will indemnify Parson and its personnel from all such claims, liabilities, cost and expenses, except to the extent determined to have resulted from the intentional or deliberate misconduct of Parson personnel.

8.	Intellectual Property
Parson may apply certain proprietary knowledge and tools in the course of carrying out the engagement. This may result in the integration of the proprietary knowledge and tools into the deliverable to Client. Parson agrees to provide a non-exclusive, non-transferable royalty free license to Client to enable Client to use such integrated deliverable. However the existing proprietary knowledge, tools and copyright, if any, shall remain the property of Parson.

9.	Hire of Parson staff
Client agrees that it will neither hire nor solicit to hire nor induce to terminate their employment agreements any Parson employees for a period of 6 months post the completion of any engagement with Client. Breach of this condition will render Client liable to pay Parson a sum equal to 6 months salary of the person concerned as liquidated damages and not as a penalty.

Termination
Either party may terminate this engagement at any time by giving 30 business days written notice to the other party and the liability of each party to the other, will only be the fees and mutual time commitment associated with that 30 day period.

10.	Independent Contractor
It is understood and agreed that each of the parties hereto is an independent contractor and that neither party is, nor shall be considered to be, an agent, partner, or joint venturer of the other. Neither party shall act or represent itself, directly or by implication, as an agent of the other or in any manner assume or create any obligation on behalf of, or in the name of, the other.

11.	Governing Law
The Engagement Letter shall be governed and construed in accordance with the laws of the state of Illinois and each of the parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Cook County, Illinois.

12.	Third Party Rights
Except as expressly provided in the Engagement Letter, no person other than a party to this agreement may enforce any provision of this agreement.

Parson is providing the services only to Client. No other party may rely on Parson’s services and Parson accepts no responsibility to any other person.

13.	Entire Agreement
The terms of the Engagement Letter set out the entire agreement between Parson and Client in connection with the engagement and supersede all other oral and written representation, understandings, or agreements relating to the engagement. Any amendments to this Engagement Letter will not be valid unless agreed in writing by Parson and Client.

If any provision of this Engagement Letter or any portion thereof, is subsequently held to be invalid or unenforceable under any applicable statute or rule of law, then that provision or portion notwithstanding, this Engagement Letter shall remain in full force and effect and any such provision or portion will be deemed omitted and this Engagement Letter will be construed as if such invalid or unenforceable provision or portion had not been contained herein.

APPENDIX 1 — SAMPLE SOX 404 PROJECTS

Industry	Company	External Auditors	Scope		Compliance	Geographic
	Turnover				requirements	Coverage

Manufacturing	$10bn	Ernst & Young	•	Internal controls review and documentation	Mandatory	International
			•	Process mapping and documentation
			•	Gap analysis of controls and processes

Financial Services	$2bn	PwC	•	Project Management	Voluntary	North America

Insurance	$3bn	PwC	•	Process mapping and documentation	Mandatory	North America
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and implementation of recommendations
			•	Liaising with external auditors regarding project structure and outputs

Energy	$2bn	PwC	•	Development of SOX 404 program	Mandatory	International
			•	Project management of internal controls review and documentation and process mapping and documentation
			•	Project managed use of Pro-Act, proprietary SOX 404 compliance software
			•	Training of core team members

Manufacturing	$3.8bn	PwC	•	Development of SOX 404 program	Mandatory	International
			•	Project management of internal controls review and documentation and process mapping and documentation
			•	Project managed use of Pro-Act, proprietary SOX 404 compliance software
			•	Training of core team members

Services	$1bn	PwC	•	Program management	Mandatory	North America
(non-financial)			•	Process mapping and documentation
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and implementation of recommendations

High-Tech	$2bn	PwC	•	Process mapping and documentation and internal controls review and documentation	Mandatory	North America
			•	Gap analysis and comparison of processes and controls between business units
			•	Implementation of recommended improvements
			•	Established a financial disclosure committee

Energy	+$3bn	Deloitte	•	Internal controls review and documentation	Mandatory	North America
	(assets)		•	Process mapping and documentation
			•	Gap analysis of processes and controls
			•	Implementation of software application changes to overcome the gaps found

Industry	Company	External Auditors	Scope		Compliance	Geographic
	Turnover				requirements	Coverage

Hi-Tech	$300mn	D&T	•	Program management	Mandatory	North America
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and identification of remediation actions
			•	Training of core team members
			•	Implementation of a Whistleblower program

Energy	$1bn	PwC	•	Development of SOX 404 implementation plan	Mandatory	North America
			•	Program management
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and identification of remediation actions

Hi-Tech	$500mn	PwC	•	Internal controls review and documentation	Mandatory	North America

Retail	$1.5bn	PwC	•	Internal controls review and documentation	Mandatory	North America
			•	Gap analysis of processes and controls and identification of remediation actions

Retail	$300mn	PwC	•	Internal controls review and documentation	Mandatory	International
			•	Gap analysis of processes and controls and identification of remediation actions

Financial	$160mn	D&T	•	Internal controls review and documentation	Mandatory	North America
Services			•	Gap analysis of processes and controls and identification of remediation actions
			•	Liaising with external auditors regarding project structure and outputs

Biotech &	$700mn	PwC	•	Internal controls review and documentation	Mandatory	International
Pharmaceuticals			•	Gap analysis of processes and controls and implementation of recommendations
			•	Training and change implementation

Hi-Tech	$200mn	PwC	•	Internal controls review, documentation and testing	Mandatory	North America
			•	Gap analysis of processes and controls with identified recommendations
			•	Project management for implementation of remediation actions

Industry	Company	External Auditors	Scope		Compliance	Geographic
	Turnover				requirements	Coverage

Services (non-financial)	$2bn	E&Y	•	Process mapping and documentation	Mandatory	North America

Hi-Tech	$1.1bn	PwC	•	Program management	Mandatory	North America
			•	Process mapping and documentation
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls

Consumer	$900mn	KPMG	•	Development of SOX 404 program	Mandatory	North America
Products			•	Program management
			•	Review internal controls and identify gaps and remediation actions
			•	Assistance in the selection of automated software tool to facilitate compliance in future years

High-Tech	$250mn	E&Y	•	Development of SOX 404 program including ‘self-assessment’ surveys	Mandatory	International
			•	Project management of internal controls review and documentation and process mapping and documentation
			•	Project managed use of Pro-Act, proprietary SOX 404 compliance software
			•	Gap analysis of processes and controls with identified recommendations

Healthcare	$25bn	KPMG	•	Assistance in development of SOX 404 program	Voluntary	North America
			•	Process mapping and documentation
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls with identified recommendations
			•	Assistance with implementation of remediation actions

Energy	$200mn	PwC	•	Program management	Mandatory	North America
			•	Internal controls review and documentation
			•	Development of test plans and execution
			•	Gap analysis of processes and controls and identification of remediation actions

Media &	$7bn	E&Y	•	Development of SOX 404 implementation plan	Mandatory	North America
Communications			•	Program management
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and identification of remediation actions

Industry	Company	External Auditors	Scope		Compliance	Geographic
	Turnover				requirements	Coverage

High-Tech	$60mn	PwC	•	Program management	Mandatory	North America
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls

Manufacturing	$250mn	D&T	•	Process mapping and documentation	Mandatory	North America
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls

Financial	$3bn	E&Y	•	Development of SOX 404 program	Mandatory	North America
Services			•	Internal controls review and documentation

Retail	$220mn	D&T	•	Program management	Mandatory	North America
			•	Assistance in development of SOX 404 program
			•	Process mapping and documentation
			•	Gap analysis of processes and controls with identified recommendations

Services	$250mn	D&T	•	Development of SOX 404 implementation plan	Mandatory	North America
(non-financial)			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and identification of remediation actions

Hi-Tech	$460mn	KPMG	•	Development of detailed SOX 404 implementation plan	Mandatory	International
			•	Internal controls review and documentation
			•	Gap analysis of processes and controls and identification of remediation actions

Media &	$3bn	PwC	•	Program management	Mandatory	North America
Communications			•	Assistance in development of SOX 404 program

Consumer Products	$3.5bn	E&Y	•	Test plan development	Mandatory	North America